Exhibit 10.3

SUBSCRIPTION ESCROW AGREEMENT

This Subscription Escrow Agreement (the “Agreement”) dated as of May 15, 2012 is by and between, MVP Monthly Income Realty Trust, Inc., a Maryland Corporation (the “Company”) and U.S. Bank National Association (the “Escrow Agent”). The “Escrow Agent” and the “Company” may also be hereinafter referred to as the “Parties.”

RECITALS

The Company desires to establish an escrow account with the Escrow Agent into which certain monies and documents will be deposited and held in escrow until a minimum of $3,000,000 has been raised in connection with that certain Confidential Private Placement Memorandum dated April 13, 2012 and those certain Subscription Agreement and Instructions in connection with the Confidential Private Placement Memorandum (collectively, the “Offering Documents”) by individuals or entities (“Subscribers”) desiring to purchase interests (“Interests”) in the Company; and

U.S. Bank National Association has agreed to act as Escrow Agent on behalf of the Company on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises the Parties agree as follows:

1.	ESCROW FEES: The Company hereby agrees to pay the Escrow Agent an advance payment for ordinary services rendered hereunder (the “Escrow Fee”) and pay or reimburse the Escrow Agent for its expenses, all of which shall be calculated or determined in accordance with the Escrow Agent’s fee schedule attached as Exhibit A. The Company further agrees to pay the Escrow Agent’s reasonable fees, which shall be agreed upon between the Parties, for any services in addition to those provided for herein to the extent that the Company has expressly requested such extraordinary services and has been made aware of their cost in advance of their performance.

2.	DEPOSITS: The Company shall deliver to the Escrow Agent all checks, drafts and money orders (“Subscription Payments”) and all Subscription Agreement and Instructions and other related documents, including as appropriate IRS Forms W-8 or W-9 (“Subscription Documents”) received by the Company from the Subscribers in connection with the Offering. All Subscription Payments shall be made payable to U.S. Bank National Association Escrow Account # 162042000.

3.	INVESTMENT OF FUNDS: All Subscription Payments shall be cleared and held in U.S. Bank National Association’s non-interest bearing Account.

4.	TERMINATION DATE: For the purpose of this Agreement, the “Termination Date” shall be 5:00 P.M., Nevada time, on April 13, 2014, unless terminated earlier by the Company in writing.

5.	DISBURSEMENT OF FUNDS:

(a)	TERMINATION OF THE OFFERING: If the Escrow Agent has not received, on or before the Termination Date, Subscription Payments in aggregate amount of at least $3,000,000, then the Escrow Agent shall proceed as directed by the Company. The Escrow Agent, if so directed, shall release all Subscription Payments on such funds and the corresponding Subscription Documents to each Subscriber, respectively, at the address given by such Subscriber in the Subscription Agreement. All disbursements by the Escrow Agent pursuant to this Section shall be made by the Escrow Agent’s usual escrow checks and shall be mailed by first class United States Postal Services mail, postage pre-paid, as soon as practicable but not later than the third business day after the Termination Date.

(b)	INITIAL CLOSING OF OFFERING: If the Escrow Agent has received, on or before the Termination Date, Subscription Payments in an aggregate amount of not less than $3,000,000 and written acceptance of each Subscriber by the Company, then the Escrow Agent shall disburse all Subscription Documents and Subscription Payments to the Company in immediately available funds in accordance with the Company’s instructions.

(c)	SUBSEQUENT CLOSINGS: After an initial closing of the offering, from time to time upon receipt by the Escrow Agent of additional Subscription Payments and written acceptance of each Subscriber by the Company the Escrow Agent shall disburse all then held Subscription Documents and Subscription Payments to the Company in immediately available funds in accordance with the Company’s instructions.

6.	COLLECTED FUNDS: No Subscription Payment shall be disbursed pursuant to Section 5 until such Subscription Payment has been received by the Escrow Agent in immediately available funds.

7.	LIABILITY OF ESCROW AGENT: In performing any duties under this Agreement, the Escrow Agent shall not be liable to the Company or any Subscriber for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. In no event shall the Escrow Agent be liable for punitive, incidental or consequential damages. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative’s authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent’s duties under this Agreement and shall be fully protected in any action taken, suffered, or permitted by it in good faith in accordance with the reasonable advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any Party to this Agreement.

8.	FEES AND EXPENSES: It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement after approval by the Company, or if the Company requests a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable costs, attorney’s fees, including allocated costs of in-house counsel, and reasonable expenses occasioned by such default, delay, controversy or litigation. The Company promises to pay these sums promptly after demand.

9.	CONTROVERSIES: If any controversy arises between the Parties to this Agreement concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

10.	INDEMNIFICATION OF ESCROW AGENT: The Company and its successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter (“Losses”); provided, however, no such duty to indemnity or hold harmless shall apply to the extent such Losses are caused by the gross negligence or willful misconduct on the part of the Escrow Agent.

11.	RESIGNATION OF ESCROW AGENT: The Escrow Agent may resign at any time upon giving at least 30 days’ written notice to the Company provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: The Company shall use its best efforts to obtain a successor escrow agent within thirty 30 days after receiving such notice. If the Company fails to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall thereupon be discharged from any further duties and liability under this Agreement.

12.	AUTOMATIC SUCCESSION: Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom the Escrow Agent may transfer a substantial amount of its corporate trust business (including the administration of this Agreement), shall be the Successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

13.	TERMINATION: This Agreement shall terminate upon the completion of the conditions of Sections 5(a), (b) and (c) hereof, without any notices to any person, unless earlier terminated pursuant to the terms hereof.

14.	MISCELLANEOUS:

(a)	GOVERNING LAWS: This Agreement is to be construed and interpreted according to Nevada law without regard to the conflict of laws principles thereof.

(b)	(b) COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)	NOTICES: All instructions, notices and demands herein provided for shall be in writing and shall be mailed postage prepaid, first class mail, delivered by courier or telecopies as follows:

If to the Company:	If to the Escrow Agent:

MVP Monthly Income Realty Trust Attn: Jennifer Tsuneta 8880 W. Sunset Road, Suite 220 Las Vegas, NV 89148 Telephone No: (702) 534-5577 Telecopier No: (702) 534-5578	U.S. Bank National Association Attn: Keith Henselen – Corp. Trust 101 N. 1st Ave., Suite 1600 Phoenix, AZ 85003 Telephone No: (602) 257-5431 Telecopier No: (602) 257-5433

All such notices shall be effective only upon receipt.

(d)	AMENDMENTS: This Agreement may be amended by written agreement of the Parties.

(e)	USA PATRIOT ACT INFORMATION: The Company and each other Party shall provide to the Escrow Agent such other information as the Escrow Agent may reasonably require to permit the Escrow Agent to comply with its obligations under the federal USA Patriot Act. The Escrow Agent shall not credit any amount of interest or investment proceeds earned on the Subscription Payments pursuant to Section 3, or make any payment of all or a portion of monies held by its escrow pursuant to this Agreement, to any person unless and until such person has provided to the Escrow Agent such documents as the Escrow Agent may require to permit the Escrow Agent to comply with its obligations under such Act.

(f)	TAX REPORTING DOCUMENTATION: Within 30 days after the execution of this Agreement, the Company shall provide to the Escrow Agent its certified tax identification number on Form W-9 (or Form W-8 if the Company is a non-U.S. company) and such other forms and documents as the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”). The Parties understand that if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

(g)	The Company represents and agrees that it has not made not will it in the future make any representation that states or implies that the Escrow Agent has endorsed, recommended or guaranteed the purchase, value or repayment of the Interests offered for sale by the Company. The Company further agrees that it will insert in the Subscription Agreement and Instructions made available to prospective purchasers of the Interests the statement in bold and italics below and will furnish to the Escrow Agent a copy of each such prospectus, offering circular, advertisement, subscription agreement or other document at least 5 business days prior to its distribution to prospective Subscribers.

“The undersigned acknowledges that U.S. Bank National Association is acting only as an escrow agent in connection with the offering of the Interests described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such Interests.”

The Parties hereto have executed this Agreement by their duly authorized representatives as of the date set forth above.

[COMPANY]		U.S. Bank National Association, as Escrow Agent

By:	/s/	By:	/s/
Name: Michael Shustek		Name: Keith Henselen
Title: CEO		Title: Assistant Vice President

Date: May 15, 2012		Date: May 15, 2012

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